Exhibit 99.1

July 30, 2009

Dear Shareholders,

BankGreenville Financial Corporation and its subsidiary, BankGreenville reported a net loss of $176 thousand, or $0.16 per common share for the second quarter of 2009, compared to a net loss of $92 thousand for the second quarter of 2008 and net income of $28 thousand for the first quarter of 2009.  The higher net loss in the second quarter of 2009 compared to the same period in 2008 primarily resulted from an increase of $202 thousand in the loan loss provision, a 27 basis point drop in the net interest margin, and a $42 thousand FDIC insurance special assessment.   FDIC special assessments are being charged to all financial institutions in an effort to replenish the insurance fund.  Net loss for the six months ended June 30, 2009 was $148 thousand compared to a net loss of $85 thousand for the same period in 2008.

During the first six months of 2009 our non-interest income increased $137 thousand from the same period in 2008.  Operating expenses, excluding the increases in FDIC insurance increased only 7% from the six months ended June 30, 2008 to 2009, as we continued to effectively manage overhead.

Given the state of the economy, we are focusing on maintaining strong liquidity and capital ratios, and continuing to monitor credit quality and control overhead.

Total assets were $94.1 million at June 30, 2009, an increase of $11.5 million, or 14%, over total assets of $82.6 million at December 31, 2008, and an increase of $21.0 million, or 29%, over assets of $73.1 million at June 30, 2008.  Gross loans were $59.4 million, compared to $54.7 million at December 31, 2008 and $46.6 million at June 30, 2008.

Our non-performing assets totaled $2.2 million at June 30 2009 and consisted of one nonaccrual loan of $1.2 million and $1 million in other real estate.  The percentage of non-performing assets to total assets increased from 1.48% at December 31, 2008 to 2.37% at June 30, 2009.  We had charge-offs of $249 thousand on loans during the first six months of 2009.  Our loan loss provision totaled $353 thousand for the six months ended June 30, 2009 and the allowance for loan losses represented 1.30% of loans.  Our ratio of loans past-due 30 days or more to total loans declined from 6.27% at December 31, 2008 to 2.81% at June 30, 2009.

During the first six months of 2009, our deposits increased $11.2 million, or 19%, and totaled $68.9 million at June 30, 2009 compared to $57.7 million at December 31, 2008.  We are pleased that the majority of our increase in deposits consisted of transaction deposits originated in the local community.

Our total risk-based capital ratio was 15.6% at June 30, 2009 and all of our capital ratios are significantly above regulatory requirements for well-capitalized financial institutions.  Book value per common share was $8.52 at June 30, 2009.

We are grateful for the continued support of our shareholders and clients.  While we are all challenged by the current economic environment, we remain optimistic about the future of community banking and, more specifically, BankGreenville’s role in the Greenville market.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

Statements contained in this document which are not historical facts are forward-looking statements.  Such forward-looking statements are estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties.  Certain factors which could cause our actual results to differ materially from those anticipated in our forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. Such factors include, but are not limited to, a downturn in the economy or real estate markets, greater than expected non-interest expenses or loan losses, competitive pressures among depository and other financial institutions, and volatile credit and financial markets.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.